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                                                                      Exhibit 99
                                                 PERITUS SOFTWARE SERVICES, INC.
                                                           For Immediate Release

            PERITUS SOFTWARE SERVICES, INC. ANNOUNCES RESTRUCTURING


BILLERICA, MA. --  DECEMBER 2, 1998 --  Peritus Software Services, Inc. (NASDAQ:
PTUS), a provider of solutions for software maintenance, today announced additional restructuring plans. The restructuring will include the reduction of approximately 45 employees from its current workforce. The restructuring charges related to the employee reduction and related facilities expenses to be recorded in the quarter ending December 31, 1998 are expected to be approximately $1.2 million.

In light of the employee reduction, the Company is reviewing its property, plant and equipment to determine if any changes to depreciation schedules or carrying values are warranted. As of September 30, 1998, the Company's net book value of property, plant and equipment was $5.2 million.

The Company also indicated that, including the above charges related to the employee reduction and related facilities expenses but excluding any charges for adjustments to the net book value of property, plant and equipment, it expects to incur a net loss for the fourth quarter of between $2.0 million and $4.5 million. This expectation is based upon the information available to date.

Commenting on the restructuring, Dominic Chan, President and CEO said: "We are making this reduction to reorient our Company for transition to greater Outsourcing emphasis while satisfying our Year 2000 customers. While making these cost and expense reductions, we will continue to maintain the resources needed to meet our client commitments."


ABOUT PERITUS

Founded in 1991, Peritus Software Services, Inc. is a provider of software maintenance outsourcing services. The Peritus Software Asset Maintenance (SAM) offerings enable organizations to transform the maintenance process into an efficient, cost-effective discipline that boosts productivity and performance. SAM offerings include customized services for software providers, information systems organizations, and Year 2000 renovations. Peritus is headquartered in
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Billerica, MA.  For more information, see the Peritus web site at
http://www.peritus.com.

This press release may contain certain forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such statements. Certain factors that could cause actual results to differ materially from those discussed in such forward-looking statements include the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and other public filings made by Peritus with the Securities and Exchange Commission, which factors are incorporated herein by reference.

Contact:   John Giordano
           Chief Financial Officer
           Peritus Software Services, Inc.
           978-670-0800
           Fax: 978-670-2060
           Internet: jgiordano@peritus.com
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Peritus is a registered trademark and Software Asset Maintenance is a service mark of Peritus Software Services, Inc.